WEB SITE DEVELOPMENT

                                       AND

                     CORPORATE AWARENESS SERVICES AGREEMENT

THIS WEB SITE DEVELOPMENT AND INVESTOR RELATIONS SERVICES AGREEMENT (the "Agreement") is entered as of June 1st, 2000, by and between Corporate Identities, Inc., a California corporation ("CII"), and Browsesafe.com Inc a Nevada Corporation ("PGPG").

                                    RECITALS

A. CII is in the business of providing online marketing services for publicly traded companies. CII's services range from traditional marketing programs, custom database systems management, e-marketing services, and corporate due diligence web sites.

B. Browsesafe.com Inc desires to contract with CII for Corporate Awareness services outlined in the one (1) Year Investor Relations Solution Package attached as Exhibit "A", as well as the design, development and installation of a corporate due diligence web site for PGPG.

C. This Agreement sets forth the terms and conditions applicable to the range of services to be provided by each party and each party's obligations to the other.

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other valuable consideration, the parties agree as follows:

1.0 CONSIDERATION. PGPG shall pay $135,000.00 US as compensation to CII for its services in designing, developing and installing the PGPG Web Site and data base, for the transfer and assignment of CII's interest in the PGPG Web Site to PGPG, and the services provided by CII as outlined in the one (1) Year Investor Relations Solution Package attached as Exhibit "A".

1.2. Initial Payment. Payment in the sum of $40,000.00 US is required before CII will begin work on the PGPG Web Site and the services provided by CII outlined in sections "1 through 13" of the one (1) Year Investor Relations Solution Package attached as Exhibit "A".

This contract shall serve as an invoice for all payments.

Payment can be made by check via overnight delivery with tracking number, or Incoming wire transfers to:

Bank Name:  City Bank of New York                ABA #  021000089
For the Benefit of Dean Witter Reynolds:         Beneficiary #: 40611172
For further Benefit to: Account#:269-017596-083  Name: Corporate Identities Inc.

     1.2.1 Terms for Additional Payments. PGPG shall cause to be paid to CII the remaining balance of $95,000.00 US through the issuance of 35,000 shares (the "shares) registered in the name of Corporate Identities, Inc. The certificate for the shares shall bear the following restrictive legend:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, pledged, hypothecated, or otherwise disposed of in the absence of (i) an effective registration statement for such securities under such act or
                  (ii) an opinion of company counsel that registration is not required.

The certificate for the Shares shall be issued and registered in the name of CII within 10 days of the execution and delivery of this agreement. Physical delivery of the certificate to CII shall be no later than June 1st 2000.

2.0      DESIGN, DEVELOPMENT AND INSTALLATION OF PGPG WEB SITE.

         2.1 Initial Meetings. Representatives of CII and PGPG shall meet to understand PGPG's business and marketing objectives with respect to the PGPG Web Site, and to develop a proof of the PGPG Web Site within thirty (30) days of PGPG's execution of this Agreement. PGPG shall perform all acts necessary to enable CII to deliver the PGPG Web Site on time. In the event that PGPG does not respond in a timely manner, CII reserves the right to terminate this Agreement and refund any consideration paid by PGPG in excess of the value of services rendered.

         2.2 Information Delivery Format. PGPG will provide information for the PGPG Web Site to CII via text files in Microsoft Word rich text format or in such other format as mutually agreed upon, and graphic images will be provided in Graphics Interchange Format ("GIF") or in JPEG format. All such digital data shall be delivered electronically in accordance with CII's data transmission procedures in effect from time to time.

         2.3 Design and Development of the PGPG Web Site. Representatives of CII and PGPG will keep in regular contact with each other during the design and development process in order to ensure that the PGPG Web Site accurately represents the corporate profile of PGPG. Once the proof of the PGPG Web Site is submitted to PGPG for acceptance, PGPG shall have one opportunity to call for a re-design of the PGPG Web Site without cost to PGPG within five days of the submittal of the proof of the PGPG Web Site. After the five days, additional requests for re-design by PGPG to CII will be billed to PGPG at a rate of $65.00 an hour for labor.

         2.4 Editing. CII may edit, reformat, crop, compress or otherwise modify PGPG image data in order to reduce file sizes as necessary to speed data transmission to the PGPG Web Site visitor.

         2.5 Testing Proof of Web Site. As soon as possible after CII develops the proof of the PGPG Web Site, the PGPG Web Site will be made available for testing. PGPG, together with CII, shall examine and test the functionality of the PGPG Web Site. Once CII is notified by PGPG that the proof PGPG Web Site is functional, the PGPG Web Site will be promptly brought up as the live PGPG Web Site on the Internet.

         2.6 Installation of the PGPG Web Site and Transfer of Rights. Once the PGPG Web Site has been completed by CII, CII shall install the PGPG Web Site on the Host Web Server agreed upon by PGPG. Upon installation PGPG will become the owner of all of CII's interest in the PGPG Web Site. PGPG understands that CII is not responsible for PGPG's Web Server that will likely go offline from time to time for maintenance, and that Web Servers are subject to service disruptions by power, telecommunications and equipment providers. CII will maintain the PGPG Web Site database on its own server and will "not" solicit PGPG Web Site visitors for the duration of this Agreement.

         2.7 Maintain Underlying Code. CII will maintain the Code and ongoing technical functionality of the PGPG Web Site and database.

                  2.7.1 CII will correct any malfunctions that develop or are discovered in the Code underlying the PGPG Web Site that prevent the PGPG Web Site from providing PGPG information to the Web Site visitor.

                  2.7.2 CII will update and improve the code underlying the PGPG Web Site and database from time to time to improve performance and take advantage of new technical functionality that becomes available.

         2.8 Updated Content. Content on the PGPG Web Site will be updated by CII at the request of PGPG, limited to four (4) hours of labor devoted to updating the PGPG Web Site per month. In the event that labor to update the PGPG Web Site exceeds four (4) hours a month, then the additional time for labor will be billed by CII to PGPG at the rate of $65.00 per hour.

3.0      OWNERSHIP OF COPYRIGHTS AND MATERIALS.

         3.1 Ownership of Copyrights. The PGPG Web Site developed by CII under this Agreement may contain copyrighted materials provided by PGPG or licensed from one or more third parties in addition to original materials developed by CII. It may also contain PGPG or third party materials that have been modified by CII. As a result, the copyrights and derivative copyrights in the Code used to develop the Web Pages and the PGPG Web Site may belong to a combination of CII, PGPG, and/or other third parties.

                  3.1.1 CII assumes the responsibility for obtaining any third party copyright licenses that may be required to use the materials that CII employs in the PGPG Web Site unless those materials are specified or supplied by PGPG. When CII obtains a license to use copyrighted material on the PGPG Web Site, CII will inform PGPG in writing that such material is licensed from third parties and of the terms and scope of the license. PGPG shall abide by the terms of any such third party license, and shall not knowingly allow the use of the licensed materials beyond the scope of the license obtained by CII without first obtaining any required supplemental licenses from the copyright owners.

                  3.1.2 PGPG assumes the responsibility for obtaining any copyright authorizations that may be required to use the materials specified or supplied by PGPG to CII for inclusion in the PGPG Web Site.

         3.2 CII's Original Contributions. Except as provided in Section 3.1, the copyrights in CII's original contributions to the PGPG Web Site, the code, or any other copyrightable material developed by CII (the "Deliverables"), excluding therefrom any materials in which PGPG has copyrights, trademarks, or other intellectual property rights, shall belong to CII from the moment the materials are created, and PGPG shall have no right to copy, use or display those materials except as provided in this Agreement. The copyrights in any materials that were not developed by CII shall remain with the copyright owner of them.

         3.3 Transfer of Rights to PGPG. Except as provided in this section, CII shall assign and transfer all of its right, title and interests in the PGPG Web Site to PGPG, including any copyrights it owns in the Deliverables and the PGPG Web Site. This assignment shall not include (i) any copyrights that belong to a third party, but will include all of CII's interest in the derivative copyrights of any preexisting materials owned by a third party that CII modifies or transforms for use in connection with the PGPG Web Site, unless those rights are required to be assigned to the third party licensor under the terms of the license to the underlying work, (ii) any copyrights, trademarks or other intellectual property rights that were developed by CII prior to the date of this Agreement and which are owned by CII, (iii) any proprietary technology developed by CII on or after the date of this Agreement which is used in connection with PGPG Web Site but is not unique to the PGPG Web Site or the Deliverables, and (iv) any copyrights, trademarks or other intellectual property rights that are developed using the collaborative efforts of PGPG and CII and are jointly owned by PGPG and CII (collectively, the "Nonassigned Rights"). Within thirty (30) days of full payment of consideration by PGPG, with respect to the Nonassigned Rights described in items (i), (ii) and (iii) above, CII will grant to PGPG a non-exclusive royalty-free license in perpetuity to use the Nonassigned Rights in connection with the PGPG Web Site. With respect to the Nonassigned Rights described in item (iv) above, each of PGPG and CII shall have the non-exclusive right to use such jointly owned Nonassigned Rights.

                  3.3.1 Within thirty (30) days after the receipt of full payment of consideration by PGPG, CII will execute a formal written assignment to PGPG of all of CII's right, title and interests in the PGPG Web Site, including any copyrights in the Deliverables and the PGPG Web Site.

         3.4 PGPG's Copyrights. PGPG's copyrights, trademarks or other intellectual property rights in Content provided by PGPG, or any other material developed by PGPG, shall belong to PGPG and CII shall have no right to copy, use or display such Content or materials except for the purpose of developing and maintaining the PGPG Web Site and promoting PGPG investor relations.

4.0      DISCLAIMER OF WARRANTIES AND LIABILITY.

         CII expressly disclaims any and all warranties of any kind, whether express or implied, including, but not limited to any warranties as to the availability, accuracy, completeness, currentness or reliability of the content available on the PGPG Web Site, any warranties that the service will be uninterrupted, timely, secure, or error free, or that software defects will be corrected. PGPG expressly understands, acknowledges and agrees that CII provides no warranty whatsoever concerning the compliance with or suitability of any information contained or referenced in the PGPG Web Site with applicable State of Federal securities laws. NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY. This is a commercial and not personal or family transaction.

5.0      INDEMNIFICATION AND INSURANCE.

         PGPG shall indemnify and hold harmless CII, its officers, directors, owners, agents and employees from any claim or demand, including reasonable attorneys' fees, made by any third party due to or arising out of the use of the PGPG Web Site. PGPG shall insure CII at PGPG's sole expense against any and all claims by third parties arising out of the Web Site services provided by CII under this Agreement. PGPG will name CII as an additional insured on its general liability policy (minimum coverage limits of $1,000,000 or greater) for this purpose and provide CII with a copy of the additional insured endorsement before the Delivery Date.

6.0      REVIEW BY COUNSEL.

         CII advises PGPG to consult legal counsel to review the terms of this Agreement and confirm the legality of the content on the PGPG Web Site. PGPG acknowledges that it has obtained advice of counsel, or will seek the advice of counsel to review the terms of this Agreement before its execution and review the content of the PGPG Web Site and verify compliance with applicable securities laws on PGPG's behalf after delivery of the PGPG Web Site.

7.0      REMOVAL OF DISPUTED MATERIAL.

         7.1 Forwarding of Complaints. In the event that CII receives a written complaint alleging that any aspect of the PGPG Web Site or information distributed through the PGPG Web Site is injurious to another, infringes or otherwise violates any third parties' right, or any law or regulation, CII will promptly forward a copy of the complaint to PGPG. If PGPG receives such a complaint, it will promptly forward a copy of the complaint to CII.

         7.2 Rights to Remove Disputed Material. Either PGPG or CII shall have the right to remove, or require CII to remove, any disputed material from the PGPG Web Site, or cease selling or distributing any products, advertising or information through the PGPG Web Site pending the resolution of any dispute over the Content of the PGPG Web Site or the PGPG Web Products or information. The removal may take place at any time after the party initiating the removal has received or given notice of a written complaint. The party initiating the removal of disputed material, products, advertising or information shall promptly notify the other party of its action. Neither party shall have any liability to the other for the removal of any material from the PGPG Web Site under the provisions of this Section 8.2. In the event that CII shall desire to exercise its right to remove disputed material from the PGPG Web Site, CII shall first notify PGPG in writing that it desires to remove disputed material from the PGPG Web Site, which notice shall describe the disputed material and specify the reasons for such proposed removal. If, within ten (10) days after receipt of such notice, PGPG notifies CII in writing that it has determined that such disputed material should not be removed, and agrees to indemnify CII against any liability arising from such determination, CII shall not remove the disputed material.

8.       TERM AND TERMINATION.

         8.1 Term. This Agreement shall begin and become effective from the date of its execution by PGPG and shall continue for an initial term of six (6) months.

         8.2 Termination Upon Material Breach. Notwithstanding the normal term of this Agreement set forth in Section 8.1, either party shall have the right to terminate this Agreement if the other party defaults in any of its material obligations under this Agreement, unless within thirty (30) days after written notice of such default the other party remedies the default.

         8.3 Liability Limitations. Neither party to this Agreement shall be liable by reason of the termination of this Agreement to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, notwithstanding any law to the contrary.

9.0      CONFIDENTIALITY.

         9.1 PGPG Confidential Information. This Agreement, any confidential PGPG business information provided to CII in writing that is clearly marked confidential at the time of disclosure, and the pricing, terms and conditions under which CII is willing to provide its services under this Agreement, shall be kept confidential for a period of two (2) years following the termination of this Agreement.

         9.2 Visitor Data. During the course of its performance under this Agreement, CII will host the PGPG Web Site database, collect data and information about visitors visiting the PGPG Web Site, and shall provide such data and information to PGPG, and make such data and information accessible to PGPG on a current basis. The privacy of individual visitors will be maintained in accordance with the privacy policies set forth on the PGPG Web Site.

         9.3 Exclusions. Confidential information shall not include any information which is already known to the recipient at the time of disclosure through lawful channels of communication; or is or becomes publicly known through no wrongful act of the recipient; or is rightfully received from a third party without a similar restriction and without breach of this Agreement; or is independently developed by the recipient without breach of this Agreement; or is furnished to a third party by the disclosing party without a similar restriction on the third parties' rights; or is approved for release by written authorization of the disclosing party.

10.0     GENERAL CONDITIONS.

         10.1 Relationship of the Parties. No party hereto is an agent or representative of the other, and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party. This Agreement shall in no way constitute a partnership or joint venture between the parties. This Agreement is not for the benefit of any third party.

         10.2 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers or contractors, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

         10.3 Marketing Discretion. CII shall be free to exercise its own discretion as to the time, place and manner of its actual marketing activities related to this Agreement. PGPG acknowledges that CII relies on third party services to provide several of the services to be rendered under this Agreement. The availability and quality of these third party services is subject to change from time to time for reasons outside the control of CII. Therefore, CII reserves the right to change third party service providers when it is deemed by CII to be in the best interest of PGPG to effectively implement its program.

         10.4 Notices. All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged, (ii) one (1) business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service, or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service or the official governmental postal service in the Territory, as the case may be, and sent by registered or certified mail (or its equivalent in the Territory), postage prepaid, addressed as follows:

         If to PGPG:                                If to CII:
         Browsesafe.com Inc.                        Corporate Identities, Inc.
         3353 West 9th Street, Suite 100            7041 Via Cabana
         Indianapolis, Indiana 46202                Carlsbad, California 92009
         Attention:  Ted P. O'Brien                 Attention:  Gerald C. Young
         Fax:  317-915-9306                         Fax:  760-431-1257
         Tel:  877-366-7233                         Tel:  760-431-2446

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

         11.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         11.6 Binding Effect Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any person other than the parties hereto or their respective heirs, successors and assigns.

         11.7 Title and Captions. Section headings are for convenience only and shall not be considered in the interpretation of this Agreement.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. The parties additionally acknowledge and agree that this Agreement may be executed and delivered by facsimile. At such time as each of the parties has a facsimile copy of this Agreement, and/or counterparts thereof, containing the signatures of all of the parties, this Agreement shall be treated as having been fully executed and delivered for all purposes.

         11.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by both parties to this Agreement.

         11.10   Governing  Law.  This  Agreement   shall  in  all  respects  be
interpreted, construed in accordance with, and governed by the internal laws of the State of California, without regard to the rules of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CORPORATE IDENTITIES, INC.                          BROWSESAFE.COM INC
a California Corporation                            a Nevada Corporation

By:  -----------------------------                  By: ------------------------
       Gerald C. Young                                   Mark W. Smith
       Chief Executive Officer                           Chief Executive Officer

By:  -----------------------------                  By: ------------------------
        Ann P. Hessell                                   Ted P. O'Brien
       Chief Financial Officer                           Vice President

                                   EXHIBIT "A"

                    One (1) Year Corporate Marketing Package

1.) CDDW Consulting CII will act as a consultant in the creation of a Corporate Due Diligence Web Site (an Online Corporate Awareness Brochure) which includes all of the company's pertinent financial information in one location, geared for the prospective investor, current shareholder, and the investment community as a whole.

2.) Online Marketing Our comprehensive Internet marketing campaign ensures you of the online presence your company needs. In order to successfully market our clients we run ongoing campaigns, just as you would for your products or services. CII Technologies uses several different components to successfully achieve our clients' marketing goals. These components include an announcement of your Web site with Internet search engines, directories and newsgroups, reciprocal link exchanges, press release updates on your CDDW, strategic linking with other Web sites, on-site events, web site launch announcement in selected stock clubs, electronic newsletters, tracking and reporting, and help with integrating your traditional marketing. Note that not all components will apply to every client, and emphasis on each component may vary according to the client's needs.

3.) Information/Database Management It is the purpose of every Web site to keep in touch with its visitors. By adding Envoy Mail to your existing Web site, your visitors will be able to easily join your growing database of shareholders and interested investors. Your database of members is securely stored on our server. You can then use the Envoy Mail Web-based administration tool to view, sort and communicate by sending personalized e-mail to all members or selected groups in your database. As a CII client our Customer Service department will configure your Envoy Mail database to respond immediately to these requests. In addition, Envoy Mail's ability to set user definitions allows you the client, freedom to assign limited database access to affiliations with which you have a working relationship, without compromising the security of your growing database.

4.) Customer Service/Web Site Maintenance As a CII client you will receive proactive customer service support and Web site consulting for the duration of your contract. Our highly trained customer service staff is available five days a week and in most cases will attempt to react on requests live, allowing you to review and approve changes as they occur.

5.) Referral Program Corporate Identities uses a proprietary technology to identify, and channel interested investors and financial service professionals to your web site using an opt-in format. These respondents are proven and interested investors seeking timely information on your company.

6.) OTC Digest Newsletter Investment newsletters occupy a unique and valuable niche in the financial advisory industry. They often come from small operations centered on one individual: their editor-advisor. Their primary distinguishing characteristic is agility in responding to market trends. As a CII client your company will be featured in the OTC Digest weekly online newsletter (owned and operated by CII Technologies located on the web at www.otcdigest.com). OTC Digest is committed to featuring and profiling our clients to an ever-growing database of investors from around the world who are specifically looking for undervalued and undiscovered Bulletin Board and NASDAQ mid- and micro-cap stocks. OTC Digest maintains an Investor database in excess of 10,000 members.

7.) Investor Broadcast Network/Conference Calls As the leading broadcaster of corporate communications on the Internet, investors from all over the globe rely on the VCall (www.vcall.com) web site for their daily financial research and analysis. VCall's web site is used by more than a quarter million analysts, brokers, shareholders, and investors to hear real-time, unique, and compelling financial communications direct from company officials, and leading financial analysts through web broadcasting technologies. Your company provides the message. Investor Broadcast Network provides the audience and the impact. As a CII Client you will receive three (3) VCall broadcasts which are archived for 3 months, and may be used for any of the following: CEO/CFO Interviews, Press Releases, New Corporate Announcements, Earnings Releases, or Mergers and Acquisitions.

8.) Hi-Growth Journal The Hi-Growth Journal newsletter is a reliable resource for information on small-cap stocks found on the OTC Bulletin Board. A database of over 40,000 private investors and 35,000 stockbrokers receive the newsletter, which is also posted on its own Web site, www.higrowth.com. Hi-Growth Journal will feature a profile of your company to over 75,000 investors and stockbrokers who look for opportunities in the small-cap markets.

9.) Investor's  Business Daily  Corporate  Profile  Founded in 1984,  Investor's
Business Daily (www.investor.com) is now America's fastest growing newspaper, and currently boasts a daily readership of over 800,000. Investor's Business Daily is unsurpassed in highlighting potential winning stocks before they attract widespread attention. As a client, your company will be listed in Investor's Business Daily's Investor's News Wire - Corporation News section for one week on two separate occasions per year.

10.) Two Million Banner Impressions CII Technologies will coordinate a banner advertisement campaign with your company to reach your targeted audience on specific investment-related Web sites. Through our alliances and affiliations, CII is able to offer our clients exposure with 500,000 banner impressions on the following high traffic financial web sites: www.ragingbull.com which has 3.3 million page views per day and 800,000 unique monthly visitors, www.dailyStocks.com which has 250,000 unique visitors per month. Client companies will also receive 500,000 banner impressions circulated throughout a network of financial web sites including Ameritrade, B&A Research, Bank Rate Monitor, Business Financial Network, Central Europe Online, DipWits Picks,
E*TRADE, Entrepreneurmag.com, Family Money, Fantasy Futures, Fantasy Stock Market, FinanCenter, Free Real Time.com, Home Price Check, Inside China, Internet Stock News, Investment Guide, Investors Forecast, InvestorLinks,
IPO.com, Kiplinger.com, MarketPlayer, S&P Personal Wealth and SecureTax. By advertising on these sites our clients can rest-assured they are targeting a premium audience of highly affluent, avid Internet users who spend an above-average amount of time on Web tracking the latest business and market news. Demographics: Male: 70%, Female: 30%, Average Household Hold Income:
$75,000, Age Range: 28-49 years, Monthly Impressions: 279,000,000. In addition, One million banner impressions on: OTCDigest.com, Investmentopportunity.com, and IPOroadshow.net. (Banner ads subject to availability)

ADDENDUM TO WEB SITE DEVELOPMENT AND
CORPORATE AWARENESS SERVICES AGREEMENT

Notwithstanding anything to the contrary set forth in this Agreement, Corporate Identities, Inc. (CII) hereby agrees that it will comply with all applicable rules and regulations of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"), including, without limitation, the anti-fraud and anti-manipulation requirements of Section 10(b) of the Exchange Act. In addition to the above, (i) in any period during which BrowseSafe (PGPG) is contemplating a public offering of its securities and a corresponding filing of a Registration Statement with the Securities and Exchange Commission, (ii) during the waiting period between the filing of such Registration Statement and its effectiveness, and (iii) during any post-effective period before the offering is complete and the prospectus delivery requirements have terminated, CII agrees to comply strictly with the standards set forth in Securities Act Rule 135 and 134, as applicable, and the standards allowing "free writing" during the post-effective period as set forth in the Securities Act and interpretations thereof. In this regard, we have provided you with several pages from the Corporate Communications Handbook by Messrs. Walton and Seghetti, which outline in a general form these rules and requirements. By supplying this information to you, BrowseSafe is not undertaking any further responsibility to counsel CII about its duties and responsibilities under the securities laws, and CII should consult its own legal counsel with respect to liabilities under these laws. Further, CII agrees to indemnify BrowseSafe, its directors, officers, employees, and agents, against any claims, damages, liabilities or losses directly resulting from the violations of any securities laws, rules, or regulations by CII.